As filed with the Office of the Securities and Exchange Commission on April 2, 2012

Registration No. 333-157562

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3

on

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________________________

FIRST UNITED CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-1380770
(State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

19 South Second Street, Oakland, Maryland 21550

(Address of Principal Executive Offices)

William B. Grant, Esquire

Chairman, Chief Executive Officer and President

First United Corporation

19 South Second Street, Oakland, Maryland 21550

(888) 692-2654

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Andrew D. Bulgin, Esquire

Gordon Feinblatt LLC

The Garrett Building

233 East Redwood Street

Baltimore, Maryland 21202

(410) 576-4280

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Post-Effective Amendment.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

The registrant previously filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3 (File No. 333-157562), as amended by a Pre-Effective Amendment No. 1, to register the securities described herein for resale by the selling security holders (the “Registration Statement”). The Registration Statement was declared effective by the SEC on March 18, 2009. The registrant is no longer eligible to use Form S-3 pursuant to the General Instructions thereto, so this Post-Effective Amendment No. 1 to Form S-3 on Form S-1 is filed to update the prospectus contained in the Registration Statement. No additional filing fees are required for purposes of this Post-Effective Amendment No. 1, as all filing fees in connection with the registration of the securities subject to the Registration Statement were previously paid at the time of the filing thereof.

The information contained in this prospectus is not complete and may be changed. Our selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 2, 2012

Prospectus

30,000 SHARES OF FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

WARRANT TO PURCHASE 326,323 SHARES OF COMMON STOCK

326,323 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling security holders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which we refer to as the “Series A Preferred Stock”, a warrant to purchase 326,323 shares of common stock, which we refer to as the “warrant”, and any shares of common stock issuable from time to time upon exercise of the warrant. We collectively refer to the shares of Series A Preferred Stock, the warrant and the shares of common stock issuable upon exercise of the warrant as the “securities”. The Series A Preferred Stock and the warrant were issued by us pursuant to a Letter Agreement dated January 30, 2009, and the related Securities Purchase Agreement – Standard Terms, between us and the United States Department of the Treasury, whom we refer to as the “Treasury” or the “initial selling security holder”, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the “Securities Act”.

The initial selling security holder, its successors and transferees, to whom we collectively refer as the “selling security holders”, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealer or agents, the selling security holders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sales of the securities by the selling security holders.

The Series A Preferred Stock is not listed on an exchange and, unless requested by the initial selling security holder, we do not intend to list the Series A Preferred Stock on any exchange. The warrant is not listed on an exchange and we do not intend to list the warrant on any exchange.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FUNC”. On March 30, 2012, the closing price of our common stock on the NASDAQ Global Select Market was $6.00 per share. You are urged to obtain current market quotations of our common stock.

Investing in our securities involves certain risks. See “RISK FACTORS” beginning on page 5 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSIT OR SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF FIRST UNITED CORPORATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

Our principal executive offices are located at 19 South Second Street, Oakland, Maryland 21550 and our telephone number is (888) 692-2654.

The date of this Prospectus is __________, 2012

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
PROSPECTUS SUMMARY	4
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	5
RISK FACTORS	5
SELLING SECURITY HOLDERS	6
USE OF PROCEEDS	6
PLAN OF DISTRIBUTION	6
DESCRIPTION OF SECURITIES	8
INDEMNIFICATION OF OUR DIRECTORS AND OFFICERS	15
EXPERTS	16
LEGAL MATTERS	16
WHERE YOU CAN FIND MORE INFORMATION	16
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	17

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3, as amended by a Pre-Effective Amendment No. 1 to Form S-3 and a Post-Effective Amendment No. 1 to Form S-3 on Form S-1, that we filed with the Securities and Exchange Commission, or “SEC”, using a “shelf” registration process. Under this shelf registration process, the selling security holders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling security holders. The prospectus supplement may also add to, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “WHERE YOU CAN FIND MORE INFORMATION” on page 18 for more information.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should carefully read this entire prospectus, especially the section entitled “RISK FACTORS” on page 5, before making a decision to invest in any of the securities. Before buying any of the securities, you should also carefully read the additional information contained under the headings “WHERE YOU CAN FIND MORE INFORMATION” on page 18 and “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” on page 19.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “First United”, “the Corporation”, “we”, “us”, “our” and similar terms refer to First United Corporation.

PROSPECTUS SUMMARY

The following is only a summary of some of the information contained or incorporated by reference in this prospectus which we believe to be important to investors. We have selected highlights of material aspects of our business to be included in this summary. We urge you to read this entire prospectus, including the information incorporated by reference in this prospectus. Investing in our securities involves risks. Therefore, you should carefully consider the information provided under the heading “RISK FACTORS” on page 5.

Business

First United Corporation is a Maryland corporation chartered in 1985 and a financial holding company registered under the federal Bank Holding Company Act of 1956, as amended. Its primary business is serving as the parent company of First United Bank & Trust, a Maryland-chartered commercial bank with trust powers (the “Bank”). The Bank operates 28 banking offices, one call center and 31 Automated Teller Machines in Allegany County, Frederick County, Garrett County, and Washington County in Maryland, and in Berkeley County, Mineral County, Hardy County, and Monongalia County in West Virginia. The Bank is an independent community bank providing a complete range of retail and commercial banking services to businesses and individuals in its market areas. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation. In addition to its two consumer finance company subsidiaries and two trust subsidiaries used to hold other real estate owned, the Bank owns a 99% limited partnership interest in Liberty Mews Limited Partnership, a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland.

We and the Bank are extensively regulated under federal and state laws. The regulation of financial holding companies and banks is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of security holders. For a discussion of the material elements of the extensive regulatory framework applicable to us and the Bank, please refer to Item 1 of Part I of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus, under the heading “SUPERVISION AND REGULATION”.

At December 31, 2011, we had total assets of approximately $1.4 billion, net loans of approximately $919.2 million, and deposits of approximately $1.0 billion. Shareholders’ equity at December 31, 2011 was approximately $96.7 million.

Our principal executive offices are located at 19 South Second Street, Oakland, Maryland 21550 and our telephone number is (888) 692-2654.

The Offering

Background

We agreed to file a registration statement, of which this prospectus forms a part, with the SEC to register the sale of securities held by the selling security holders named in this prospectus that were originally issued to the United States Department of the Treasury on January 30, 2009 in connection with our participation in the Treasury’s Troubled Asset Relief Program Capital Purchase Program. See “SELLING SECURITY HOLDERS” on page 6.

Securities Offered by the Selling Security Holders

Up to 30,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A;

A 10-year warrant to purchase 326,323 shares of our common stock; and

Up to 326,323 shares of our common stock issuable from time to time upon exercise of the warrant.

Use of Proceeds	We will not receive any proceeds from the sales of the securities by the selling security holders.
Market for Securities	The Series A Preferred Stock is not listed on an exchange. The warrant is not listed on an exchange. Our common stock is listed on the NASDAQ Global Select Market under the symbol “FUNC”.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained, or incorporated by reference, in this prospectus may include projections, predictions, expectations or statements as to beliefs or future events or results or refer to other matters that are not historical facts. Such statements constitute forward-looking statements and are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking statements are based on various factors and were derived using numerous assumptions. In some cases, you can identify these forward-looking statements by words like “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “intend”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those words and other comparable words. You should be aware that those statements reflect only our predictions. If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind when reading this prospectus and not place undue reliance on these forward-looking statements. Factors that might cause such differences include, but are not limited to:

•	the risk that the weak national and local economies and depressed real estate and credit markets caused by the recent global recession will continue to decrease the demand for loan, deposit and other financial services and/or increase loan delinquencies and defaults;

•	changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our balance sheet;

•	our liquidity requirements could be adversely affected by changes in our assets and liabilities;

•	the effect of legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry;

•	competitive factors among financial services organizations, including product and pricing pressures and our ability to attract, develop and retain qualified banking professionals;

•	the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies; and

•	the effect of fiscal and governmental policies of the United States federal government.

You should also consider carefully the statements under the heading “RISK FACTORS” on page 5, including the statements incorporated by reference into that section, and in the other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses in our periodic and current reports filed with the SEC and incorporated by reference in this prospectus and in prospectus supplements and other offering materials. The risks discussed in this prospectus and in the other documents referenced above are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS

An investment in the securities covered by this prospectus involves certain risks. The significant risks and uncertainties related to us, our business and the securities of which we are aware are discussed in Item 1A of Part I (“Risk Factors”) of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus. You should carefully consider these risks and uncertainties before you decide to buy the securities. Any of these factors could materially and adversely affect our business, financial condition, operating results and prospects and could negatively impact the market price of our common stock and the market values of the Series A Preferred Stock and the warrant. If any of these risks materialize, you could lose all or part of your investment. Additional risks and uncertainties that we do not yet know of, or that we currently think are immaterial, may also impair our business operations. You should also consider the other information contained in and incorporated by reference in this prospectus, including our financial statements and the related notes, before deciding to purchase any securities. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks discussed above.

SELLING SECURITY HOLDERS

On January 30, 2009, we issued the securities covered by this prospectus to the Treasury, who is the initial selling security holder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, which we refer to as the “Securities Act”. The initial selling security holder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling security holders consist of:

•	30,000 shares of the Series A Preferred Stock, representing beneficial ownership of 100% of the shares of the Series A Preferred Stock outstanding on the date of this prospectus;

•	a 10-year warrant to purchase 326,323 shares of our common stock; and

•	326,323 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 5.28% of our outstanding common stock as of the date of this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling security holder has sole voting and investment power with respect to the securities.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling security holders. It must be noted, however, that we do not know when or in what amounts the selling security holders may offer the securities for sale. The selling security holders might not sell any or all of the securities offered by this prospectus. Because the selling security holders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling security holders after completion of the offering.

Other than with respect to the acquisition of the securities, the initial selling security holder has not had a material relationship with us.

Information about the selling security holders may change over time, and changed information will be set forth in supplements to this prospectus if and when necessary.

USE OF PROCEEDS

We will not receive any proceeds from any sales of the securities by the selling security holders.

PLAN OF DISTRIBUTION

The selling security holders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions that may involve crosses or block transactions.

If underwriters are used in an offering of the securities, then the offered securities will be acquired by the underwriters for their own account and may be resold in one of more transactions:

•	on any national securities exchange or quotation service on which the Series A Preferred Stock, the warrant or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling security holders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the Series A Preferred Stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling security holders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling security holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling security holders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling security holders and any broker-dealers who execute sales for the selling security holders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling security holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling security holders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To comply with the securities laws of certain jurisdictions, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities may not be sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from the registration or qualification requirement is available and complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling security holders. In addition, we will make copies of this prospectus available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, including Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless requested by the initial selling shareholder. We likewise do not intend to apply for listing of the warrant on any securities exchange or for inclusion of the warrant in any automated quotation system. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock or the warrant.

We have agreed to indemnify the selling security holders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

DESCRIPTION OF SECURITIES

The following is a summary of the general terms of our capital stock and the securities being registered in the registration statement that contains this prospectus. The full terms of our capital stock and the securities being registered are set forth in Exhibit 3.1(i) through Exhibit 4.4 to the registration statement that contains this prospectus and incorporated by reference herein. The following summary does not give effect to provisions of applicable statutory or common law.

Capital Stock

We are authorized by our Charter to issue up to 27,000,000 shares of capital stock. Of these shares, 25,000,000 shares are classified as common stock, par value $.01 per share, and 2,000,000 shares are classified as preferred stock, having no par value per share, which may be issued in one or more series having such voting powers, designations, preferences and other rights, qualifications, limitations and restrictions as may be fixed by the Board from time to time. Our Board of Directors has designated 30,000 shares of our preferred stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which are the Series A Preferred Stock covered by this prospectus.

In addition to the power to issue shares of our authorized preferred stock in one or more series as discussed above, our Charter permits the Board, without general stockholder approval but subject to the rights of any preferred stock, to classify and reclassify authorized but unissued shares of capital stock of any class or series by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of stock.

Series A Preferred Stock

As of the date of this prospectus, we had 30,000 shares of the Series A Preferred Stock issued and outstanding held by one owner of record. The following is a brief description of the terms of the Series A Preferred Stock that may be resold by the selling security holders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Charter and the Certificate of Designations with respect to the Series A Preferred Stock, copies of which have been filed with the SEC and are also available upon request from us.

General

Pursuant to the Certificate of Designations that was filed, as part of a Certificate of Notice, with the State Department of Assessments and Taxation of Maryland on January 28, 2009, our Board of Directors designated 30,000 shares of our authorized but unissued preferred stock as Series A Preferred Stock, all of which were issued to the initial selling security holder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Series A Preferred Stock are validly issued, fully paid and non-assessable.

Dividends Payable on Shares of Series A Preferred Stock

Holders of shares of the Series A Preferred Stock are entitled to receive if, as and when declared by our Board of Directors, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period from January 30, 2009 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting on May 15, 2009. If any dividend payment date is not a business day, then the next business day will be the dividend payment date for that dividend, and no additional dividends will accrue as a result of the postponement of that dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the Board of Directors or any duly authorized committee of our Board of Directors determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock, we are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date.

We are subject to various bank regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. Our ability to pay dividends to holders of the Series A Preferred Stock is largely dependent upon our receipt of dividends from the Bank. Both federal and state laws impose restrictions on the ability of the Bank to pay dividends. Federal law prohibits the payment of a dividend by an insured depository institution if the depository institution is considered “undercapitalized” or if the payment of the dividend would make the institution “undercapitalized”. Maryland state-chartered banks may pay dividends only out of undivided profits or, with the prior approval of the Maryland Commissioner, from surplus in excess of 100% of required capital stock. If, however, the surplus of a Maryland bank is less than 100% of its required capital stock, then cash dividends may not be paid in excess of 90% of net earnings. In addition to these specific restrictions, bank regulatory agencies have the ability to prohibit a proposed dividend by a financial institution that would otherwise be permitted under applicable law if the regulatory body determines that the payment of the dividend would constitute an unsafe or unsound banking practice.

As a general corporate law matter, the Maryland General Corporation Law, which we refer to as the “MGCL”, prohibits us from paying dividends on our capital stock, including the Series A Preferred Stock, unless, after giving effect to a proposed dividend, (i) we will be able to pay our debts as they come due in the normal course of business and (ii) our total assets will be greater than our total liabilities plus, unless our Charter permits otherwise, the amount that would be needed, if we were to be dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the dividend. Currently, we have no outstanding class of capital stock with preferential rights upon dissolution that are superior to the Series A Preferred Stock. Notwithstanding our inability to pay dividends pursuant to item (ii) above, we may nevertheless pay dividends out of (a) our net earnings for the fiscal year in which the distribution is made, (b) our net earnings for the preceding fiscal year, or (c) the sum of our net earnings for the preceding eight fiscal quarters.

As discussed in the risk factor contained in First United Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011 entitled “First United Corporation’s ability to pay dividends on its capital securities is also subject to the terms of its outstanding debentures, and First United Corporation’s deferral of interest payments under the TPS Debentures has also triggered dividend restrictions”, which risk factor is incorporated into this prospectus by reference, the terms of our junior subordinated debentures underlying trust preferred securities permit us to defer payments of the interest due under those debentures for up to 20 consecutive quarterly periods. During a deferral period, we are prohibited from paying dividends or making other distributions on, and from repurchasing, redeeming or otherwise acquiring any, shares of the Series A Preferred Stock.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank:

•	senior to our common stock and all other equity securities designated as junior stock; and

•	at least equally with all other equity securities designated as parity stock with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of the Corporation.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend can be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business and consistent with past practice (including purchases pursuant to a publicly announced repurchase plan to offset the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation);

•	purchases or other acquisitions by our broker-dealer subsidiaries solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by our broker-dealer subsidiaries for resale pursuant to an offering by us of capital stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person other than the Corporation or one of its subsidiaries, including as trustee or custodian; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before January 30, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If we repurchase shares of Series A Preferred Stock from a holder other than the initial selling security holder, then we must offer to repurchase a ratable portion of the Series A Preferred Stock then held by the initial selling security holder.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock will be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our Board of Directors (or a duly authorized committee of the Board) may be declared and paid on our common stock, any other junior stock and parity stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock will not be entitled to participate in any such dividend.

Redemption

The Recovery Act provides that, notwithstanding any term of the Series A Preferred Stock to the contrary, we may redeem, in whole or in part, the Series A Preferred Stock held by the initial selling security at any time, subject only to the prior approval of the Board of Governors of the Federal Reserve System, in which case either we may repurchase a proportionate amount of the warrant then held by the initial selling security holder at the current market price or the initial selling security holder must liquidate that amount of the warrant at the current market price. Recovery Act guidance issued by the initial selling security holder states that a partial redemption of the Series A Preferred Stock must relate to at least $7,500,000, which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of issuance. With respect to shares of Series A Preferred Stock that are held by someone other than the initial security holder, they are redeemable as set forth below.

The Series A Preferred Stock may not be redeemed prior to January 30, 2012, the third anniversary of the issue date, unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $7,500,000, which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of issuance. In such a case, we may redeem the Series A Preferred Stock, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than us or our subsidiaries after January 30, 2009, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as Tier 1 capital of First United at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After January 30, 2012, the Series A Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our Board of Directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of preferred stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, then the amounts paid to the holders of Series A Preferred Stock and shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and shares of parity stock, then the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock have no voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have been deferred for an aggregate of six quarterly dividend periods or more (whether or not consecutive), then the authorized number of directors then constituting our Board of Directors will be increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, voting as a single class, will be entitled to elect the two additional members of our Board of Directors at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any Preferred Stock Director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their terms of office shall terminate immediately and the number of our authorized directors will be reduced by the number of Preferred Stock Directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the shares Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director. If the office of a Preferred Stock Director becomes vacant for any other reason, then the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Charter, the vote or consent of the holders of at least two-thirds of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary to effect or validate:

•	any amendment or alteration of our Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•	any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•	any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of our merger or consolidation with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will have one vote for each such share on any matter on which holders of Series A Preferred Stock are entitled to vote, including any action by written consent.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Warrant to Purchase Common Stock

The following is a brief description of the terms of the warrant that may be resold by the selling security holders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant

The warrant is exercisable for 326,323 shares of our common stock. The number of warrant shares are subject to the adjustments described below under the heading “Adjustments to the Warrant”.

Exercise of the Warrant

The exercise price applicable to the warrant is $13.79 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before January 30, 2019 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by our withholding of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the holder of the warrant, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the adjustments described below under the heading “Adjustments to the Warrant”.

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the holder of the warrant. We will not issue fractional shares upon any exercise of the warrant. Instead, the holder of the warrant will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised.

We have listed the shares of common stock issuable upon exercise of the warrant with the NASDAQ Stock Market.

Rights as a Shareholder

The holder of the warrant has no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

The warrant, and all rights under the warrant, are transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends of or otherwise make distributions of our common stock, or subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of January 30, 2012 and the date the initial selling security holder no longer holds any portion of the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock for which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances of common stock and/or securities convertible or exercisable into common stock:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of January 30, 2009.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, then the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of common stock, then both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving the Corporation and requiring shareholder approval, the warrant holder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrant holder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

Common Stock

As of the date of this prospectus, we had 6,182,757 shares of common stock issued and outstanding held by approximately 1,899 shareholders of record.

The following section describes the material features and rights of our common stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our Charter, Certificate of Designations, and Bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus is a part, and to applicable Maryland law, including the MGCL.

General

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of shares of common stock are not entitled to cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratable dividends which are declared by our board of directors out of funds legally available for such a purpose. Our ability to pay dividends on the shares of common stock is subject to federal and state banking and corporate law limitations as discussed above for the Series A Preferred Stock. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences, if any, on any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of our common stock are fully paid and non-assessable.

The Transfer Agent for the common stock is Broadridge Corporate Issuer Solutions, Inc.

Voting Limitations

The terms of our Series A Preferred Stock provide that whenever, at any time or times, dividends payable on the outstanding shares of the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more, whether or not consecutive, the authorized number of directors then constituting our Board of Directors will automatically be increased by two, from 13 directors to 15 directors (based on the current board structure). Thereafter, holders of the Series A Preferred Stock, together with holders of any outstanding stock having voting rights similar to the Series A Preferred Stock, voting as a single class, will be entitled to fill the vacancies created by the automatic increase by electing up to two additional directors, whom we refer to as “Preferred Stock Directors”, at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The holders of our common stock would not be entitled to vote on the election of Preferred Stock Directors.

Limits on Dividends

In addition to the limitations imposed under federal and state banking and corporate law, the terms of our Series Preferred Stock prohibit us from paying or declaring any dividend on our common stock, other than a dividend payable solely in common stock, unless all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock for all prior dividend periods have been paid or are contemporaneously declared and paid in full.

The terms of our outstanding junior subordinated debentures permit us to defer payments of interest for up to 20 consecutive quarterly periods. During a deferral period, however, we are prohibited from paying dividends or making other distributions on the shares of our common stock.

Liquidation Rights

The liquidation rights of the holders of our Series A Preferred Stock are senior to the liquidation rights of the holders of the common stock. Accordingly, before any assets may be distributed to the holders of our common stock following our liquidation, the holders of the Series A Preferred Stock must receive an amount per share of Series A Preferred Stock equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment.

Anti-Takeover Provisions under Maryland Law and Our Charter and Bylaws

The provisions of Maryland law and our Charter and Bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.

Business Combinations under Maryland Law. The Maryland Business Combination Act generally prohibits corporations from being involved in any “business combination” (defined as a variety of transactions, including a merger, consolidation, share exchange, asset transfer or issuance or reclassification of equity securities) with any “interested shareholder” for a period of five years following the most recent date on which the interested shareholder became an interested shareholder. An interested shareholder is defined generally as a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock or who is an affiliate or associate of the corporation and was the beneficial owner, directly or indirectly, of 10% percent or more of the voting power of the then outstanding stock of the corporation at any time within the two-year period immediately prior to the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock.

A business combination that is not prohibited must be recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single voting group and two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock held by the interested shareholder who will (or whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested shareholder, voting together as a single voting group, unless, among other things, the corporation’s shareholders receive a minimum price, as defined in the Maryland Business Combination Act for their shares, in cash or in the same form as paid by the interested shareholder for its shares. These provisions will not apply if the board of directors has exempted the transaction in question or the interested shareholder prior to the time that the interested shareholder became an interested shareholder. In addition, the board of directors may adopt a resolution approving or exempting specific business combinations, business combinations generally, or generally by type, as to specifically identified or unidentified existing or future shareholders or their affiliates from the business combination provisions of the Maryland Business Combination Act.

Control Share Acquisitions. The Maryland Control Share Acquisition Act generally provides that “control shares” of a corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the shareholders at a meeting by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. “Control shares” are shares of stock that, if aggregated with all other shares of stock of the corporation previously acquired by a person or in respect of which that person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, entitle that person, directly or indirectly, to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors within any of the following ranges of voting power: one-tenth or more, but less than one-third of all voting power; one-third or more, but less than a majority of all voting power or a majority or more of all voting power. “Control share acquisition” means the acquisition, directly or indirectly, of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a shareholders’ meeting, then, subject to certain conditions, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other shareholders may exercise appraisal rights.

Preference Stock Authorization. As noted above under the heading “Capital Stock”, the Charter gives our Board of Directors the authority to, without the approval of the holders of our common stock, issue our authorized preferred stock in one or more series and to classify and reclassify any class or series of our authorized but unissued capital stock. A series of preferred stock and any other shares of capital stock that the Board classifies or reclassifies may possess rights superior to the rights of the holders of our common stock. As a result, this “blank check” stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of the Corporation or make removal of management more difficult.

Advance Notice Procedure for Director Nominations by Shareholders. Our Bylaws allow shareholders to submit director nominations. For nominations to properly come before the meeting, however, the nominating shareholder must have given timely written notice of the nomination to either the Chairman of the Board or the President of the Corporation. To be timely, a nomination must be given not less than 150 days nor more than 180 days prior to the date of the meeting of shareholders called for the election of directors which, for purposes of this requirement, is deemed to be on the same day and month as the annual meeting of shareholders for the preceding year. The notice must contain the following information to the extent known by the notifying shareholder:

•	the name and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the number of shares of our capital stock owned by each proposed nominee;

•	the name and residence address of the notifying shareholder;

•	the number of shares of our capital stock owned by the notifying shareholder;

•	the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; and

•	all information relating to the proposed nominee that would be required to be disclosed by Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 promulgated thereunder, assuming such provisions would be applicable to the solicitation of proxies for the proposed nominee.

Classified Board; Removal of Directors. Our Charter provides that the members of our Board of Directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, approximately one-third of the members of the Board are elected for a three-year term and the other directors remain in office until their three-year terms expire. Our Charter and Bylaws provide that no director may be removed without cause, which term is defined as a final unappealable felony conviction, unsound mind, adjudication of bankruptcy, or action that causes material injury to the Corporation. Any removal for cause requires either the affirmative vote of the entire Board or the affirmative vote of the holders of at least a majority of our outstanding voting stock. Further, shareholders may attempt to remove a director for cause after service of specific charges, adequate notice and a full opportunity to refute the charges. Thus, control of our Board of Directors cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of the Board could be changed. An amendment or repeal of these provisions requires the approval of at least two-thirds of the outstanding voting power of the Corporation entitled to vote on the matter.

INDEMNIFICATION OF OUR DIRECTORS AND OFFICERS

Our Charter provides that no director or officer of the Corporation will be personally liable for monetary damages except: (1) to the extent that the person actually received an improper benefit or profit in money, property, or services; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. An amendment or repeal of this Charter provision requires the approval of at least two-thirds of the outstanding voting power of the Corporation entitled to vote on the matter. This provision may have the practical effect in certain cases of eliminating the ability of our shareholders to collect monetary damages from directors and executive officers. We believe that this provision is necessary to attract and retain qualified persons as directors and executive officers.

Our Bylaws obligate us to indemnify and advance expenses to a director or an officer in connection with a proceeding to the fullest extent permitted by and in accordance with MGCL Section 2-418. However, we may not indemnify a director or an officer in connection with a proceeding commenced by such director or officer against the Corporation or one of its directors or officers unless the board authorized the proceeding. We may indemnify and advance expenses to employees and agents, other than directors and officers, as determined by and in the discretion of the Board, in connection with a proceeding to the extent permitted by and in accordance with MGCL Section 2-418.

MGCL Section 2-418 permits us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person was a director, officer, employee or agent of First United if he or she (1) acted in good faith, (2) reasonably believed her actions to be in or not opposed to the best interests of First United, (3) did not actually receive an improper personal benefit in money, property, or services, and (4) in a criminal proceeding, had no reasonable cause to believe her conduct was unlawful.

Under MGCL Section 2-418, indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Indemnification may not be made unless authorized for a specific proceeding after a determination has been made that the director has met the applicable standard of conduct. This determination is required to be made: (1) by the board of directors; (2) by special legal counsel selected by the board of directors or a committee of the board by vote; or (3) by the shareholders.

We may pay, before final disposition, the expenses, including attorneys’ fees, incurred by a director, officer, employee or agent in defending a proceeding when the director of officer gives and undertaking to the Corporation to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. We are required to indemnify any director who has been successful on the merits or otherwise, in defense of a proceeding for reasonable expenses incurred in connection with the proceeding.

These indemnification and advancement of expenses provisions are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, vote of directors or otherwise.

EXPERTS

The consolidated statements of financial condition as of December 31, 2011 and 2010, and the consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2011, incorporated by reference into this prospectus, have been included herein in reliance on the report of ParenteBeard LLC, independent public accountants, given on the authority of that firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus has been passed upon for us by Gordon Feinblatt LLC, Baltimore, Maryland. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3, as amended by a Pre-Effective Amendment No. 1 to Form S-3 and a Post-Effective Amendment No. 1 to Form S-3 on Form S-1, with the SEC covering the securities that may be sold under this prospectus. This prospectus is only a part of that registration statement and does not contain all the information in the registration statement. Because this prospectus may not contain all the information that you may find important, and because references to our contracts and other documents made in this prospectus are only summaries of those contracts and other documents, you should review the full text of the registration statement, as amended from time to time, and the exhibits that are a part of the registration statement. We have included copies of these contracts and other documents as exhibits to the registration statement that contains this prospectus.

We are subject to the information requirements of the Exchange Act, which means we are required to file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room in Washington, D.C., located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s Internet site at http://www.sec.gov and from our Internet site at http://www.mybank4.com. However, information found on, or otherwise accessible through, these Internet sites is not incorporated into, and does not constitute a part of, this prospectus or any other document we file or furnish to the SEC. You should not rely on any of this information in deciding whether to purchase the securities.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate information into this prospectus by reference to documents that we have filed with the SEC. This means that we can disclose information to you be referring you to those documents. Any information incorporated by reference is an important part of this prospectus, and you should review that information so that you understand the nature of any investment by you in the securities. We are incorporating by reference the documents listed below (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(i)	Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 14, 2012 (which includes certain information contained in our definitive proxy statement on Schedule 14A for the 2012 Annual Meeting of Shareholders, filed on March 15, 2012, and incorporated therein by reference); and

(ii)	Description of our common stock which appears in our Registration Statement on Form 8-A filed on February 19, 1986, or any description of the common stock that appears in any prospectus forming a part of any subsequent registration statement of the Corporation or in any registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will promptly provide without charge to each person to whom this prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person. Written requests should be directed to: First United Corporation, Corporate Secretary, 19 South Second Street, Oakland, Maryland 21550. Telephone requests should be directed to the Corporate Secretary at (888) 692-2654. You may also access these

You also may access the documents that have been incorporated by reference into this prospectus on our website, www.mybank4.com, under the heading “SEC Filings” found under the “Investors” section of the “My Community” tab, or at: http://www.corporatewindow.com/fl/func/func-sec.html.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by First United Corporation (the “Corporation”) in connection with the offering of the securities being registered hereby. All amounts shown are estimates.

Registration Fee - Securities and Exchange Commission	$1,356
Accounting Fees and Expenses	11,100
Legal Fees and Expenses	30,000
Printing Fees and Expenses	2,500
Miscellaneous	2,000
Total	$46,956

Item 14. Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

(1)	the act or omission of the director was material to the matter giving rise to such proceeding and

(A)	was committed in bad faith or

(B)	was the result of active and deliberate dishonesty;

(2)	the director actually received an improper personal benefit in money, property, or services; or

(3)	in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a Maryland corporation to indemnify a present and former officer to the same extent as a director.

In addition to the foregoing, a court of appropriate jurisdiction: (1) shall order indemnification of reasonable expenses incurred by a director who has been successful, on the merits or otherwise, in the defense of any proceeding identified above, or in the defense of any claim, issue or matter in the proceeding; and (2) may under certain circumstances order indemnification of a director or an officer who the court determines is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer, provided, however, that if the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, no indemnification may be made if the director or officer is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

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The MGCL also permits a Maryland corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

(1)	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

(2)	a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Corporation has provided for indemnification of directors and officers in ARTICLE VIII of its Amended and Restated Bylaws, as amended (the “Bylaws”). The relevant provisions of the Bylaws read as follows:

“SECTION 1. As used in this Article VIII, any word or words that are defined in Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (the ‘Indemnification Section’), as amended from time to time, shall have the same meaning as provided in the Indemnification Section.

SECTION 2. Indemnification of Directors and Officers. The Corporation shall indemnify and advance expenses to a director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section. Notwithstanding the foregoing, the Corporation shall be required to indemnify a director or officer in connection with a proceeding commenced by such director or officer against the Corporation or its directors or officers only if the proceeding was authorized by the Board of Directors.”

The MGCL authorizes a Maryland corporation to limit by provision in its Articles of Incorporation the liability of directors and officers to the corporation or to its shareholders for money damages except to the extent:

(1)	the director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

(2)	a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Corporation has limited the liability of its directors and officers for money damages in Article NINTH of its Charter. This provision reads as follows:

“NINTH: No Director or officer of the Corporation shall be liable to the Corporation or to its shareholders for money damages except (i) to the extent that it is proved that such Director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such Director or officer is entered in a proceeding based on a finding in the proceeding that such Director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. No amendment of these Articles of Incorporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment.”

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As permitted under Section 2-418(k) of the MGCL, the Corporation has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Corporation would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Section 8(k) of the Federal Deposit Insurance Act (the “FDI Act”) provides that the Federal Deposit Insurance Corporation (the “FDIC”) may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 15. Recent Sales of Unregistered Securities

The following information relates to all securities issued or sold by First United Corporation within the past three years and not registered under the Securities Act. There were no underwriters employed in connection with any of the transactions described in this Item 15. The securities described below were issued to accredited investors in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

•	On January 30, 2009, the Corporation sold to the United States Department of the Treasury (the “Treasury”) (i) 30,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference $1,000 per share (the “Series A Preferred Stock”) and (ii) a warrant to purchase 326,323 shares of the Corporation’s common stock, par value $.01 per share, at an exercise price of $13.79 per share (the “Warrant”). The Series A Preferred Stock and the Warrant were sold for an aggregate purchase price of $30,000,000 as part of the Corporation’s participation in the Treasury’s Troubled Asset Relief Program Capital Purchase Program.

•	On December 30, 2009, the Corporation sold $7.192 million in 9.875% junior subordinated debentures, due March 15, 2040, to its trust subsidiary, First United Statutory Trust III (the “Trust”), in connection with the Trust’s sale of (i) $6.975 million aggregate liquidation amount of 9.875% cumulative trust preferred securities to accredited investors for cash, and (ii) $217,000 aggregate liquidation amount of 9.875% cumulative trust common securities to the Corporation.

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•	On January 29, 2010, the Corporation sold an additional $3.609 million in 9.875% junior subordinated debentures, due March 15, 2040, to the Trust in connection with the Trust’s sale of (i) $3.5 million aggregate liquidation amount of 9.875% cumulative trust preferred securities to accredited investors for cash, and (ii) $109,000 aggregate liquidation amount of 9.875% cumulative trust common securities to the Corporation.

Item 16. Exhibits and Financial Statement Schedules

The exhibits filed with this registration statement are listed in the Exhibit Index that immediately follows the signatures hereto, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)               To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) N/A.

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(5) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) N/A.

(b)–(g) N/A.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)-(l) N/A.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of Maryland, on April 2, 2012.

FIRST UNITED CORPORATION:

By:	/s/ William B. Grant
William B. Grant Chairman, CEO & President (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William B. Grant and Carissa L. Rodeheaver, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on April 2, 2012.

/s/ William B. Grant	/s/ David J. Beachy
William B. Grant, Director, Chairman, CEO	David J. Beachy, Director
& President
(Principal Executive Officer)

/s/ M. Kathryn Burkey	/s/ Paul Cox, Jr.
M. Kathryn Burkey, Director	Paul Cox, Jr., Director

/s/ Robert W. Kurtz	/s/ John W. McCullough
Robert W. Kurtz, Director	John W. McCullough, Director

/s/ Donald E. Moran	/s/ Elaine L. McDonald
Donald E. Moran, Director	Elaine L. McDonald, Director

/s/ Gary R. Ruddell
Gary R. Ruddell, Director

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/s/ I. Robert Rudy	/s/ Richard G. Stanton
I. Robert Rudy, Director	Richard G. Stanton, Director

/s/ H. Andrew Walls, III
Robert G. Stuck, Director	H. Andrew Walls, III, Director

/s/ Carissa L. Rodeheaver
Carissa L. Rodeheaver, Exec. Vice President
& Chief Financial Officer
(Principal Accounting Officer)

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EXHIBIT INDEX

Exhibit No.	Description

3.1(i)	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Corporation’s Quarterly Report on Form 10-Q for the period ended June 30, 1998)

3.2(i)	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2(i) of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007)

3.2(ii)	First Amendment to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2(ii) of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007)

3.2(iii)	Second Amendment to Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Corporation’s Current Report on Form 8-K filed on February 9, 2009)

4.1	Letter Agreement, including the related Securities Purchase Agreement – Standard Terms, dated January 30, 2009 by and between the Corporation and the U.S. Department of Treasury (incorporated by reference to Exhibit 10.1 of the Corporation’s Form 8-K filed on February 2, 2009)

4.2	Certificate of Notice, including the Certificate of Designations incorporated therein, relating to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference Exhibit 4.1 of the Corporation’s Form 8-K filed on February 2, 2009)

4.3	Sample Stock Certificate for Series A Preferred Stock for the Series A Preferred Stock (incorporated by reference Exhibit 4.3 of the Corporation’s Form 8-K filed on February 2, 2009)

4.4	Common Stock Purchase Warrant dated January 30, 2009 issued to the U.S. Department of Treasury (incorporated by reference to Exhibit 4.2 of the Corporation’s Form 8-K filed on February 2, 2009)

4.5	Amended and Restated Declaration of Trust, dated as of December 30, 2009 (incorporated by reference to Exhibit 4.1 of the Corporation’s Current Report on Form 8-K filed on December 30, 2009)

4.6	Indenture, dated as of December 30, 2009 (incorporated by reference to Exhibit 4.2 of the Corporation’s Current Report on Form 8-K filed on December 30, 2009)

4.7	Preferred Securities Guarantee Agreement, dated as of December 30, 2009 (incorporated by reference to Exhibit 4.3 of the Corporation’s Current Report on Form 8-K filed on December 30, 2009)

4.8	Form of Preferred Security Certificate of First United Statutory Trust III (included as Exhibit C of Exhibit 4.5)

4.9	Form of Common Security Certificate of First United Statutory Trust III (included as Exhibit B of Exhibit 4.5)

4.10	Form of Junior Subordinated Debenture of First United Corporation (included as Exhibit A of Exhibit 4.6)

5.1	Opinion of Gordon Feinblatt LLC (previously filed)

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10.1	First United Bank & Trust Amended and Restated Supplemental Executive Retirement Plan (“SERP”) (incorporated by reference to Exhibit 10.4 of the Corporation’s Current Report on Form 8-K filed on February 21, 2007)

10.2	Second Amended and Restated Participation Agreement, dated as of August 12, 2011, under the SERP between First United Bank & Trust and William B. Grant (incorporated by reference to Exhibit 10.1 of the Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2011)

10.3	Form of Second Amended and Restated Participation Agreement, dated as of August 12, 2011, under the SERP between First United Bank & Trust and executive officers other than William B. Grant (incorporated by reference to Exhibit 10.2 of the Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2011)

10.4	Form of Endorsement Split Dollar Agreement between the Bank and each of William B. Grant, Robert W. Kurtz, Jeannette R. Fitzwater, Phillip D. Frantz, Eugene D. Helbig, Jr., Steven M. Lantz, Robin M. Murray, Carissa L. Rodeheaver, and Frederick A. Thayer, IV (incorporated by reference to Exhibit 10.3 of the Corporation’s Quarterly Report on Form 10-Q for the period ended September 30, 2003)

10.5	Amended and Restated First United Corporation Executive and Director Deferred Compensation Plan (incorporated by reference to Exhibit 10.1 of the Corporation’s Current Report on Form 8-K filed on November 24, 2008)

10.6	Amended and Restated First United Corporation Change in Control Severance Plan (incorporated by reference to Exhibit 10.5 of the Corporation’s Current Report on Form 8-K filed on June 23, 2008)

10.7	Form of Change in Control Severance Plan Agreement with executive officers other than William B. Grant (incorporated by reference to Exhibit 10.3 of the Corporation’s Current Report on Form 8-K filed on February 21, 2007)

10.8	First United Corporation Omnibus Equity Compensation Plan (incorporated by reference to Appendix B to the Corporation’s 2007 definitive proxy statement filed on March 23, 2007)

10.9	First United Corporation Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of the Corporation’s Current Report on Form 8-K filed on June 23, 2008)

10.10	Restricted Stock Agreement for William B. Grant (incorporated by reference to Exhibit 10.2 of the Corporation’s Current Report on Form 8-K filed on June 23, 2008)

10.11	Form of Restricted Stock Agreement for Executive Officers other than the Chief Executive Officer (incorporated by reference to Exhibit 10.3 of the Corporation’s Current Report on Form 8-K filed on June 23, 2008)

10.12	First United Corporation Executive Pay for Performance Plan (incorporated by reference to Exhibit 10.4 of the Corporation’s Current Report on Form 8-K filed on June 23, 2008)

10.13	Consulting Agreement, dated as of December 7, 2009, among First United Corporation, First United Bank & Trust and Robert W. Kurtz (incorporated by reference to Exhibit 10.1 of the Corporation’s Current Report on Form 8-K filed on December 7, 2009)

21	Subsidiaries of the Corporation (incorporated by reference to Exhibit 21 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2011)

23.1	Consent of ParenteBeard LLC, Independent Registered Public Accounting Firm (filed herewith)

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23.2	Consent of Gordon Feinblatt LLC (contained in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

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